EXHIBIT 99.1

Gartner	Press Release
CONTACT:
Sherief Bakr
Group Vice President, Investor Relations
+1 203 316 6537
investor.relations@gartner.com
Gartner Reports Financial Results for Third Quarter 2016
Total Contract Value up 13% YoY FX Neutral to $1.82 Billion
Total Revenue Increased 15% YoY FX Neutral to $574.1 Million
GAAP Diluted EPS was $0.36 Per Share
STAMFORD, Conn., November 3, 2016 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for third quarter 2016 and updated its financial outlook for full year 2016.
For third quarter 2016, total revenue was $574.1 million, an increase of 15% over third quarter 2015 on both a reported basis and adjusted for the impact of foreign exchange. For the third quarter 2016 net income was $30.5 million; Normalized EBITDA was $91.0 million, an increase of 14% over third quarter 2015 as reported and 10% adjusted for foreign exchange impact. Diluted Earnings Per Share was $0.36 in both third quarter 2016 and 2015. Diluted Earnings Per Share in third quarter 2016 included a benefit of $0.01 per share related to a new accounting rule (See "Adoption of FASB ASU No. 2016-09" below for additional information). Diluted Earnings Per Share Excluding Acquisition Adjustments was $0.58 per share in third quarter 2016 compared to $0.45 per share in third quarter 2015 (See “Non-GAAP Financial Measures” below for definitions of Normalized EBITDA and Diluted Earnings Per Share Excluding Acquisition Adjustments).
For the nine months ended September 30, 2016, total revenue was $1.74 billion, an increase of 15% over the same period in 2015 as reported and 16% adjusted for the foreign exchange impact; net income was $127.1 million. Normalized EBITDA was $312.0 million in the 2016 period, an increase of 15% compared to 2015 and 14% adjusted for the foreign exchange impact. Diluted Earnings Per Share for the nine month periods was $1.52 in 2016, which included a benefit of $0.11 per share from adoption of ASU No. 2016-09, compared to $1.29 in 2015. Diluted Earnings Per Share Excluding Acquisition Adjustments was $1.99 per share as compared to $1.47 per share in 2015, respectively.
Gene Hall, Gartner’s chief executive officer, commented, "We delivered another quarter of double-digit growth in all our key metrics. As we enter the fourth quarter of the year, we have great momentum, a very robust pipeline and strong operational execution. Our results demonstrate the incredible value we deliver to our clients. I am excited about our business and our ability to achieve long term growth in cash flow and earnings."
Business Segment Highlights
Research
Revenue for third quarter 2016 was $461.5 million, up 16% compared to third quarter 2015 and 17% excluding the foreign exchange impact. The quarterly gross contribution margin was 69% in both the 2016 and 2015 third quarters. At September 30, 2016, total contract value was $1.82 billion, an increase of 9% on a reported basis and 13% on a foreign exchange neutral basis compared to September 30, 2015. Third quarter 2016 and 2015 client retention was 83% and 84%, respectively, while wallet retention was 104% in the 2016 quarter as compared to 106% in the 2015 quarter.
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Consulting
Revenue for third quarter 2016 was $79.1 million, an increase of 6% compared to third quarter 2015 on both a reported basis and excluding the foreign exchange impact. The gross contribution margin was 27% and 29% in third quarter 2016 and 2015, respectively. Utilization was 63% in both third quarter of 2016 and 2015. At September 30, 2016, billable headcount was 630 compared to 588 at September 30, 2015. Backlog was $104.2 million compared to $109.6 million at September 30, 2015.
Events
Revenue for third quarter 2016 was $33.5 million compared to $29.3 million in third quarter 2015, an increase of 14% on both a reported basis and excluding the foreign exchange impact. The gross contribution margin was 43% in third quarter 2016 compared to 39% in the prior year quarter. The Company held 15 events with 7,431 attendees in third quarter 2016 compared to 15 events and 7,215 attendees in third quarter 2015.
Adoption of FASB ASU No. 2016-09

The Company early adopted Financial Accounting Standards Board Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting ("FASB ASU No. 2016-09"), which changes the accounting for stock-based awards, in the third quarter of 2016. Among the changes in FASB ASU No. 2016-09 that impact Gartner is the requirement to recognize certain tax benefits that arise from the settlement/exercise of stock-based awards in the income statement whereas previously these benefits were recorded in stockholders' equity. In addition, these benefits are required to be classified in the cash flow statement as an operating cash flow whereas previously they were classified as financing cash flows. These changes were applied to the beginning of the Company's fiscal year, January 1, 2016, and as a result our diluted earnings per share for the three and nine months ended September 30, 2016 increased by $0.01 and $0.11 per share, respectively, and increased our operating cash flow for the nine months ended September 30, 2016 by approximately $9.0 million. Our financial results for periods prior to 2016 were not impacted. Note 1 in the Notes to the Financial Statements in the Company's September 30, 2016 Quarterly Report on Form 10-Q provides additional information.

Cash Flow and Balance Sheet Highlights

Gartner generated $282.3 million of operating cash flow in the nine months ended September 30, 2016 compared to $266.3 million in the 2015 period. As discussed above, the adoption of ASU No. 2016-09 resulted in approximately $9.0 million of additional operating cash flow in the 2016 period. Free Cash Flow was $270.2 million and $243.0 million in the nine months ended September 30, 2016 and 2015, respectively. (See “Non-GAAP Financial Measures” below for the definition of Free Cash Flow). Through September 30, 2016, the Company paid $52.9 million in cash to repurchase its common shares and $29.4 million for acquisitions, $36.9 million for capital expenditures, and $24.9 million in acquisition and integration payments. As of September 30, 2016, the Company had $745.0 million of debt outstanding, $465.7 million of cash, and $1.05 billion of additional borrowing capacity under its revolving credit facility.

Financial Outlook for 2016
The Company also updated its full year 2016 projections. The updated 2016 outlook is provided below:

Projected Revenue

($ in millions)	2016 Projected Range			% Change
Research	$1,820	—	$1,835	15%	—	16%
Consulting	340	—	350	4	—	7
Events	275	—	280	9	—	11
Total Revenue	$2,435	—	$2,465	13%	—	14%

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Projected Earnings and Cash Flow (1)

($ in millions, except per share data)	2016 Projected Range			% Change
GAAP Diluted Earnings Per Share	$2.29	—	$2.45	11%	—	19%
Diluted Earnings Per Share Excluding Acquisition Adjustments	2.89	—	3.05	21	—	28
Operating Income	308	—	327	7	—	14
Normalized EBITDA	455	—	475	12	—	17

Operating Cash Flow	370	—	390	7	—	13
Acquisition and Integration Payments	31	—	31	83	—	83
Capital Expenditures	(49)	—	(49)	6	—	6
Free Cash Flow	$352	—	$372	11%	—	18%
(1) See “Non-GAAP Financial Measures” below for definitions of Diluted Earnings Per Share Excluding Acquisition Adjustments, Normalized EBITDA, and Free Cash Flow.
Conference Call Information
Gartner has scheduled a conference call at 8:30 a.m. eastern time on Thursday, November 3, 2016 to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 844-413-7151 and the international dial-in number is 216-562-0463 and the participant passcode is 2009356#. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 30 days following the call on the Company's website. In addition, a transcript of the call will also be available on the Company's website shortly after the conclusion of the call.
About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. Gartner delivers the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to supply chain and digital marketing professionals and technology investors, Gartner is the valuable partner to clients in 10,673 distinct enterprises. Through the resources of Gartner Research, Consulting and Events, we work with clients to research, analyze and interpret the business of IT within the context of their individual roles. Gartner is headquartered in Stamford, Connecticut, U.S.A., and as of September 30, 2016, had 8,584 associates, including 1,882 research analysts and consultants, and we operate in more than 90 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Normalized EBITDA: Represents operating income excluding stock-based compensation expense, depreciation and amortization, accretion on obligations related to excess facilities, and acquisition and integration charges. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. Normalized EBITDA should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.

Diluted Earnings Per Share Excluding Acquisition Adjustments: Represents GAAP diluted earnings per share adjusted for the impact of certain items directly-related to acquisitions. The adjustment items consist of the amortization of identifiable intangibles; incremental acquisition and integration charges related to the achievement of certain performance targets and employment conditions, as well as legal, consulting, severance, and other costs; and non-cash fair value adjustments on pre-acquisition deferred revenues. We believe Diluted Earnings Per Share Excluding Acquisition Adjustments is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.

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Free Cash Flow: Represents cash provided by operating activities plus cash acquisition and integration payments less payments for capital expenditures. We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase our stock, repay debt obligations, invest in future growth through new business development activities, or make acquisitions.

Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected 2016 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2015, which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015		2016	2015
Revenues:
Research	$461,502	$396,179	16%	$1,350,943	$1,162,987	16%
Consulting	79,082	74,686	6%	258,090	239,814	8%
Events	33,475	29,301	14%	132,290	116,487	14%
Total revenues	574,059	500,166	15%	1,741,323	1,519,288	15%
Costs and expenses:
Cost of services and product development	223,122	193,602	15%	666,585	581,859	15%
Selling, general and administrative expense	269,902	236,355	14%	799,322	703,868	14%
Depreciation	9,531	8,510	12%	27,390	24,939	10%
Amortization of intangibles	6,221	2,737	>100	18,614	6,983	>100
Acquisition and integration charges	16,557	6,488	>100	32,958	15,263	>100
Total costs and expenses	525,333	447,692	17%	1,544,869	1,332,912	16%
Operating income	48,726	52,474	(7)%	196,454	186,376	5%
Interest expense, net	(5,932)	(6,049)	(2)%	(19,294)	(14,769)	31%
Other income, net	1,954	5,367	>100	5,086	3,937	29%
Income before income taxes	44,748	51,792	(14)%	182,246	175,544	4%
Provision for income taxes	14,264	21,426	(33)%	55,149	65,672	(16)%
Net income	$30,484	$30,366	—%	$127,097	$109,872	16%

Net income per share:
Basic	$0.37	$0.37	—%	$1.54	$1.30	18%
Diluted	$0.36	$0.36	—%	$1.52	$1.29	18%
Weighted average shares outstanding:
Basic	82,638	82,989	—%	82,549	84,244	(2)%
Diluted	83,803	84,113	—%	83,761	85,435	(2)%

BUSINESS SEGMENT DATA (Unaudited; in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin
Three Months Ended 9/30/16
Research	$461,502	$142,263	$319,239	69%
Consulting	79,082	57,460	21,622	27%
Events	33,475	18,946	14,529	43%
TOTAL	$574,059	$218,669	$355,390	62%

Three Months Ended 9/30/15
Research	$396,179	$121,212	$274,967	69%
Consulting	74,686	53,093	21,593	29%
Events	29,301	17,758	11,543	39%
TOTAL	$500,166	$192,063	$308,103	62%

Nine Months Ended 9/30/16
Research	$1,350,943	$409,830	$941,113	70%
Consulting	258,090	173,817	84,273	33%
Events	132,290	68,716	63,574	48%
TOTAL	$1,741,323	$652,363	$1,088,960	63%

Nine Months Ended 9/30/15
Research	$1,162,987	$351,110	$811,877	70%
Consulting	239,814	158,639	81,175	34%
Events	116,487	63,060	53,427	46%
TOTAL	$1,519,288	$572,809	$946,479	62%

SELECTED STATISTICAL DATA (unaudited)

	September 30, 2016	September 30, 2015
Total contract value (a), (b)	$1.815	$1.670
Research contract value (b), (c)	1.792	1.643
Research client retention	83%	84%
Research wallet retention	104%	106%
Research client enterprises	10,673	10,093

Consulting backlog (d)	$104,200	$109,600
Consulting—quarterly utilization	63%	63%
Consulting billable headcount	630	588
Consulting—average annualized revenue per billable headcount (d)	$368	$371

Events—number of events for the quarter	15	15
Events—attendees for the quarter	7,431	7,215
(a) Total contract value represents the value attributable to all of our subscription-related contracts. It is calculated as the annualized value of all contracts in effect at a specific point in time, without regard to the duration of the contract. Total contract value primarily includes Research deliverables for which revenue is recognized on a ratable basis, as well as other deliverables (primarily Events tickets) for which revenue is recognized when the deliverable is utilized.
(b) In millions.
(c) Research contract value represents the value attributable to all of our subscription-related research products that recognize revenue on a ratable basis. Contract value is calculated as the annualized value of all subscription research contracts in effect at a specific point in time, without regard to the duration of the contract.
(d) In thousands.

SUPPLEMENTAL INFORMATION
Reconciliation - Operating Income to Normalized EBITDA (a) (Unaudited; in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income	$30,484	$30,366	$127,097	$109,872
Interest expense, net	5,932	6,049	19,294	14,769
Other (income) expense, net	(1,954)	(5,367)	(5,086)	(3,937)
Tax provision	14,264	21,426	55,149	65,672
Operating income	$48,726	$52,474	$196,454	$186,376
Normalizing adjustments:
Stock-based compensation expense (b)	9,520	9,588	36,128	36,980
Depreciation, accretion, and amortization (c)	15,776	11,272	46,071	31,988
Acquisition and integration adjustments (d)	16,985	6,488	33,386	15,263
Normalized EBITDA	$91,007	$79,822	$312,039	$270,607
(a) Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.
(b) Consists of charges for stock-based compensation awards.
(c) Includes depreciation expense, accretion on excess facilities accruals, and amortization of intangibles.
(d) Consists of directly-related incremental charges from acquisitions and non-cash fair value adjustments on pre-acquisition deferred revenues.
Reconciliation - Diluted Earnings Per Share to Diluted Earnings Per Share Excluding Acquisition Adjustments (a) (Unaudited; in thousands, except per share amounts):

	Three Months Ended September 30,
	2016		2015
	Amount	EPS	Amount	EPS
Diluted earnings per share	$30,484	$0.36	$30,366	$0.36
Acquisition adjustments:
Amortization of acquired intangibles (b)	6,127	0.07	2,643	0.03
Acquisition and integration adjustments (c)	16,985	0.21	6,488	0.08
Tax impact of adjustments (d)	(5,371)	(0.06)	(1,859)	(0.02)
Diluted earnings per share excluding acquisition adjustments (e)	$48,225	$0.58	$37,638	$0.45

	Nine Months Ended September 30,
	2016		2015
	Amount	EPS	Amount	EPS
Diluted earnings per share	$127,097	$1.52	$109,872	$1.29
Acquisition adjustments:
Amortization of acquired intangibles (b)	18,332	0.22	6,701	0.08
Acquisition and integration adjustments (c)	33,386	0.40	15,263	0.18
Tax impact of adjustments (d)	(11,832)	(0.15)	(6,373)	(0.08)
Diluted earnings per share excluding acquisition adjustments (e)	$166,983	$1.99	$125,463	$1.47
(a) Diluted earnings per share excluding acquisition adjustments represents GAAP diluted earnings per share adjusted for the impact of certain items directly-related to acquisitions.
(b) Consists of non-cash amortization charges from acquired intangibles.
(c) Consists of directly-related incremental charges from acquisitions and non-cash fair value adjustments on pre-acquisition deferred revenues.
(d) The effective tax rates were 23% for both the three and nine months ended September 30, 2016, and 20% and 29% for the three and nine months ended September 30, 2015.
(e) The EPS is calculated based on 83.8 million shares for both the three and nine months ended September 30, 2016, and 84.1 million and 85.4 million shares for the three and nine months ended September 30, 2015, respectively.

Reconciliation - Cash Provided by Operating Activities to Free Cash Flow (a) (Unaudited; in thousands):

	Nine Months Ended September 30,
	2016	2015
Cash provided by operating activities	$282,263	$266,307
Adjustments:
Cash acquisition and integration payments	24,856	12,749
Cash paid for capital expenditures	(36,877)	(36,067)
Free Cash Flow	$270,242	$242,989
(a) Free cash flow is based on cash provided by operating activities determined in accordance with GAAP plus cash acquisition and integration payments less payments for capital expenditures.